UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CNB Financial Corporation

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P.O. Box 42

Clearfield, PA 16830

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNB FINANCIAL CORPORATION will be held at the Main Office of CNB Bank, One South Second Street, Clearfield, PA 16830 on Tuesday, April 17, 2018, at 2:00 P.M. for the following purposes:

1.	ELECTION OF DIRECTORS: To elect four Class 3 directors to serve until the Annual Meeting in the year 2021 or until their respective successors are elected and qualified.

2.	SAY-ON-PAY VOTE: To vote on a non-binding advisory resolution on the compensation program for CNB Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the Proxy Statement (a “say-on-pay” vote).

3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2018.

4.	TRANSACTION OF OTHER BUSINESS: To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors fixed February 27, 2018, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

The Annual Report on Form 10-K for the year ended December 31, 2017, the Annual Report Highlights, and the Proxy Statement and form of proxy for the meeting are enclosed.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. PLEASE RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS ONE, TWO AND THREE DESCRIBED ABOVE. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY SO NOTIFYING THE SECRETARY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

Richard L. Greslick, Jr., Secretary

Clearfield, Pennsylvania

March 13, 2018

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held April 17, 2018. This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our 2017 Annual Report are available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

CNB FINANCIAL CORPORATION

1 SOUTH SECOND STREET

CLEARFIELD, PA 16830-0042

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

TUESDAY, APRIL 17, 2018, 2:00 p.m.

General Information

This Proxy Statement is furnished to shareholders of CNB Financial Corporation (the “Corporation” or the “Holding Company”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders to be held on Tuesday, April 17, 2018 at 2:00 p.m.

The Corporation is a Pennsylvania business corporation and a financial holding company registered with the Federal Reserve Board and has its principal offices at CNB Bank, Clearfield, Pennsylvania 16830. The subsidiaries of the Corporation are CNB Bank (the “Bank”), CNB Securities Corporation, Holiday Financial Services Corporation and CNB Insurance Agency.

Unless otherwise directed, proxies solicited hereby will be voted FOR the election as directors of the nominees named under the caption: “Proposal 1. Election of Directors”, FOR the non-binding advisory resolution on the compensation program for our named executive officers, and FOR ratification of the appointment of our independent registered public accounting firm for the year 2018. The Board of Directors is not aware of any other matters which will be presented for action at the meeting, but the persons named in the proxies intend to vote or act according to their discretion with respect to any other proposal which may be presented for shareholder action.

Solicitation

The enclosed proxy is being solicited by the Board of Directors of the Corporation. The cost of preparing, assembling and mailing the notice of annual meeting, proxy statement and form of proxy is to be borne by the Corporation. In addition to the solicitation of proxies by use of mail, directors, officers or other employees of the Corporation may solicit proxies personally or by telephone and the Corporation may request certain persons holding stock in their names or in the names of their nominees to obtain proxies from and send proxy material to the principals and will reimburse such persons for their expenses in so doing. Directors, officers, or other employees so utilized will not receive special compensation for such efforts. The date on which this Proxy Statement and the accompanying form of proxy was first mailed to shareholders was March 13, 2018.

Quorum; Voting

A quorum for the transaction of business at the annual meeting will require the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting. Abstentions are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on any matter. The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter is required for the approval of all other matters. Shareholders have one vote for each share held.

Revocation of Proxies

The enclosed proxy is revocable at any time prior to the actual voting of such proxy by the filing of a written notice revoking it, or a duly executed proxy bearing a later date, with Richard L. Greslick, Jr., the Secretary of the Corporation. In the event your proxy is mailed and you attend the meeting, you have the right to revoke your proxy and cast your vote personally. All properly executed proxies delivered to us pursuant to this solicitation will be voted at the meeting in accordance with your instructions, if any.

Eligibility to Vote; Record Date

The securities that can be voted at the annual meeting consist of shares of common stock of the Corporation with each share entitling its owner to one vote on all matters properly presented at the meeting. There is no cumulative voting of shares. The Board of Directors has fixed the close of business on February 27, 2018 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, there were 15,284,339 shares of common stock then outstanding and eligible to be voted at the annual meeting. As of that date, all executive officers and directors of the Corporation as a group (19 persons) beneficially owned 639,575 shares, or 4.2%, of the total number of outstanding shares.

Procedures

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the internet, by telephone or by mail.

•	Voting by internet or telephone – You may submit your proxy over the internet or by telephone by following the instructions for internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.

•	Voting by mail – You may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.

Under current New York Stock Exchange (“NYSE”) rules, which govern NYSE brokerage members, the proposal to ratify the appointment of independent auditors (Proposal 3) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions in accordance with NYSE rules. In contrast, the proposals with respect to the election of directors (Proposal 1) and “say-on-pay” (Proposal 2), are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.

Amendment to the Corporation’s Bylaws

On April 18, 2017, the shareholders of the Corporation approved an amendment to the Corporation’s bylaws (as amended, the “Bylaws”), effective as of such date, to implement a majority vote standard for the election of directors in uncontested elections while retaining a plurality vote standard in contested elections. The majority voting standard has been implemented in order to promote director accountability and allow shareholders to more effectively express their disapproval of a director in an uncontested election.

Obtaining an Annual Report on Form 10-K

The Corporation is required to file an annual report on Form 10-K for the 2017 fiscal year with the Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to Richard L. Greslick, Jr., Secretary, CNB Financial Corporation, P.O. Box 42, Clearfield, Pennsylvania 16830. Our annual report is also available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

PROPOSAL 1. ELECTION OF DIRECTORS

The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than nine nor more than twenty-four persons. The Board of Directors has acted to fix the number of directors for the ensuing year at twelve.

The Bylaws further provide that the Board shall be classified into three classes with each class consisting of not less than three nor more than eight directors. The Board of Directors has elected to fix the number of directors in each class at four. One class of directors is to be elected annually for a three-year term. Four nominees named below are nominated to serve as Class 3 directors to hold office for a three-year term expiring at the third succeeding annual meeting (in the year 2021). Assuming the presence of a quorum at the annual meeting, in order for each of the director nominees to be elected, more votes must be cast FOR the director nominee than AGAINST. Any incumbent director who is nominated for election and fails to receive the required vote for reelection will be required to promptly deliver to the Board an irrevocable offer to resign from the Board. The Board will consider such director’s offer to resign, taking into consideration any such factors that the Board deems relevant in deciding whether to accept such director’s resignation. Each nominee has consented to be named as a nominee and has agreed to serve if elected. If, for any reason, any of the nominees named below should become unavailable to serve, the enclosed proxy will be voted for the remaining nominees and such other person or persons as the Board of Directors may select among those recommended by the Corporate Governance/Nominating Committee.

Information as to Nominees and Other Directors

The following tables set forth the names of the nominees for election as directors and the current directors of the Corporation. Also set forth in the tables is certain other information with respect to each such person’s age at December 31, 2017, the periods during which such person has served as a director of the Corporation and positions currently held with the Corporation.

Following the tables are biographies of each of the nominees and continuing directors which contain information regarding each such person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance/Nominating Committee and the Board of Directors to determine that such person should serve as a director as of the time of filing of this Proxy Statement. Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, board service, executive management, business, finance and marketing. “Independent” directors are those who, in the Board of Directors’ judgment, meet the standards for independence as required by NASDAQ.

NOMINEES: Class 3 directors for one year terms expiring at the time of the annual meeting in 2021.

Name	Age at December 31, 2017	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Joseph B. Bower, Jr.	54	President and Chief Executive Officer, CNB Financial Corp. and CNB Bank; see also biography below	President and Chief Executive Officer, CNB Financial Corp. and CNB Bank; see also biography below	4/19/2005

Robert W. Montler Independent Director	66	Chairperson and CEO, Lee Industries (Manufacturer)	—	6/28/2005

Joel E. Peterson Independent Director	57	President Clearfield Wholesale Paper (Wholesaler)	—	9/13/2011

Richard B. Seager Independent Director	60	President and CEO, Journey Health System (Mental Health)	—	12/14/2010

Joseph B. Bower, Jr. has been with the Corporation since 1997 and previously served as Chief Financial Officer and Chief Operating Officer of CNB Bank as well as Secretary and Treasurer of CNB Financial Corporation. In January 2010, he was named President and Chief Executive Officer of CNB Bank and CNB Financial Corporation. Mr. Bower previously worked as a certified public accountant and holds a Bachelor of Arts in Accounting from Lycoming College in Williamsport, Pennsylvania. Mr. Bower has served and continues to serve on various boards within the community. Mr. Bower’s position as President and Chief Executive Officer of the Corporation and his day to day leadership of the Corporation provides him with thorough knowledge of the Corporation’s opportunities, challenges and operations.

Robert W. Montler is Chairperson and CEO of Lee Industries. Mr. Montler is also President and CEO of Keystone Process Equipment, which purchases and refurbishes used process equipment for the pharmaceutical, cosmetic, food and chemical markets. In 1997, he started Keystone Process Equipment and also began a real estate development company known as Tipton Realty. Mr. Montler’s previous experience includes service in either a board or advisory board capacity for three other financial institutions, including services on audit committees for two of the institutions. In addition, Mr. Montler has an extensive background in executive level financial management, internal control over financial reporting, and the application of generally accepted accounting principles in the United States. He held a senior level audit position with a regional public accounting firm and has also worked as both controller and Executive VP/Chief Financial Officer for Lee Industries. As a result, the Board has determined that Mr. Montler qualifies as an “audit committee financial expert” as defined in applicable SEC rules, and has designated Mr. Montler as such on the Corporation’s Audit Committee. Mr. Montler has served and continues to serve on various boards within the community. Mr. Montler’s experience as Chairperson and CEO of Lee Industries and President and CEO of Keystone Process Equipment provides him with extensive experience concerning conducting business in the Corporation’s markets.

Joel E. Peterson is a graduate of Pennsylvania State University with a major in Accounting and Marketing. He is the owner and President of Clearfield Wholesale Paper and participates in the governance of many community organizations. Mr. Peterson, by virtue of his executive service, brings meaningful corporate governance experience to the Corporation’s Board of Directors.

Richard B. Seager has over 25 years of experience in health care administration, consulting, and finance. Mr. Seager is actively involved in small business and community development activities throughout northwestern Pennsylvania, including service on various non-profit boards. Mr. Seager provides the Corporation’s Board of Directors with knowledge of the market area and strong governance experience as a result of his executive experience as President and CEO of Journal Health System.

Vote Required

Each director must be elected by a majority of the votes cast (the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director).

Our Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR the foregoing nominees.

The following Class 2 directors’ terms expire at the time of the annual meeting in 2019.

Name	Age at December 31, 2017	Business Experience (Past Five Years)	Positions Held at CNB	Director Since

Richard L. Greslick, Jr.	41	Senior Executive Vice President, Chief Operating Officer, and Secretary, CNB Financial Corp. and CNB Bank; see also biography below	Senior Executive Vice President, Chief Operating Officer, and Secretary, CNB Financial Corp. and CNB Bank; see also biography below	1/1/2012

Dennis L. Merrey Independent Director	69	Retired, Formerly President and CEO, Clearfield Powdered Metals, Inc. (Manufacturer)	—	6/4/1991

Deborah Dick Pontzer Independent Director	58	Economic Development and Workforce Specialist for Congressman Glenn Thompson	—	6/10/03

Nicholas N. Scott Independent Director	45	Vice President/Owner Scott Enterprises (Hospitality Industry)	—	5/14/13

Richard L. Greslick, Jr., has been with the Corporation since 1998 and previously served as Controller and Vice President of Operations of CNB Bank. In 2009, Mr. Greslick was named Vice President of Administration of CNB Bank and Secretary of CNB Financial Corporation. In July 2010, Mr. Greslick was named Senior Vice President of Administration of CNB Bank. In December 2012, Mr. Greslick was named Senior Executive Vice President and Chief Operating Officer of CNB Bank. Mr. Greslick holds a Bachelor of Science in Accounting from Indiana University of Pennsylvania and is a 2009 graduate of the American Banker’s Association’s Stonier National Graduate School of Banking in Philadelphia, PA. Mr. Greslick has served and continues to serve on various boards within the community. Mr. Greslick’s experience as an executive of the Corporation provides him with thorough knowledge of the Corporation’s opportunities, challenges and operations.

Dennis L. Merrey was President and Chief Executive Officer of a foundry and machine company and Founder, President and Chief Executive Officer of a powdered metal parts producing company. Mr. Merrey has more than 30 years of manufacturing management experience. He has been a member of the Bank’s and CNB Financial Corporation’s Boards of Directors since 1991 and was elected Chairperson of both Boards in 2007. He is currently retired from business. He has served on numerous charitable and public service boards and previously served as Chairperson of the Board of Clearfield Hospital and Penn Highlands Health Care, the parent company of a four hospital system. Mr. Merrey’s executive and director-level experience provide him with valuable and extensive corporate governance experience.

Deborah Pontzer is an Economic Development and Workforce Specialist for Congressman Glenn Thompson. In that capacity, she works with business, industry, and communities to identify and obtain the resources necessary for continued economic development and growth. Her prior experience is in higher education and public accounting, including working as a senior associate in the Business Investigation Services Group for a Big 4 international firm. Ms. Pontzer also served as executive director for the Community Education Council of Elk and Cameron Counties, and her duties included preparation of budgetary, financial, and statistical data, as well as income and payroll tax reporting. Mr. Pontzer served as director of Outreach and Business Services for the University of Pittsburgh at Bradford. In that position, she supervised staff who prepared prospective financial statements for small businesses and entrepreneurs, managed grant funds, and oversaw the operation of the adult continuing education division. She is active in her community and currently serves as a Trustee for The Stackpole-Hall Foundation, including services on the foundation’s Audit and Investment Committees. Ms. Pontzer earned a B.A. from Mount Holyoke College and an M.B.A. from the American Graduate School of International Management. Ms. Pontzer’s experience as Economic Development and Workforce Specialist for Congressman Glenn Thompson enables her to provide valuable perspective to the Corporation’s Board of Directors.

Nicholas N. Scott is Vice President/Owner of Scott Enterprises of Erie, PA. Mr. Scott has served in this role since 1995. Mr. Scott serves on the UPMC Hamot Health Foundation Board of Trustees, Penn State Behrend Council of Fellows Executive Board, Visit Erie Board of Directors, Erie Regional Chamber and Growth Partnership Board of Directors, and the Pennsylvania Free Enterprise Week Board of Directors. He also lends his expertise to the United Way’s Success by 6 Committee, and the Pennsylvania Early Learning Investment Commission. As a business leader responsible for operations and development of the third-generation family owned hospitality business, Mr. Scott applies his expertise in strategic planning and provides leadership and guidance to the Corporation’s Board of Directors.

The following Class 1 directors’ terms expire at the time of the annual meeting in 2020.

Name	Age at December 31, 2017	Business Experience (Past Five Years)	Positions Held at CNB	Director Since

Peter F. Smith Independent Director	63	Chairperson of the Board Attorney at Law	—	9/12/1989

Jeffrey S. Powell Independent Director	53	President J.J. Powell, Inc. (Petroleum Distributor)	—	12/27/1994

Francis X. Straub, III Independent Director	57	Owner/Pharmacist/CFO/Director St. Mary’s Pharmacy	—	4/19/2015

Peter C. Varischetti Independent Director	48	President Varischetti Holdings, LP	—	7/1/2015

Peter F. Smith obtained his Bachelor of Arts from Williams College in 1976 and later graduated from the Dickinson School of Law in 1981. He joined his late father, William U. Smith, in the general practice of law in Clearfield after graduation. Mr. Smith has continued in the practice, representing a diverse group of businesses and their owners. He concentrates his practice on commercial transactions, real estate, mineral law, estate planning and related litigation. Mr. Smith has served on the Ethics Committee of the Pennsylvania Bar Association since 1994 and has authored numerous written opinions to assist other lawyers with ethical issues, and has been invited to speak as panelist by the Pennsylvania Bar Institute. Mr. Smith has served and continues to serve numerous charitable and public services organizations. Mr. Smith’s legal experience provides the Corporation’s Board of Directors with valuable insight into legal matters affecting it and its markets. Mr. Smith also brings strong corporate governance experience to the Corporation’s Board of Directors.

Jeffrey S. Powell serves as Audit Committee Chairperson. He is a graduate of The Pennsylvania State University where he earned a degree in Business Administration. He is currently the President of J.J. Powell Inc., a petroleum marketer, as well as Snappy’s Convenience Stores. Mr. Powell’s extensive executive experience in the petroleum marketing and retail convenience industry provide strong knowledge regarding finance, operations compliance and planning to the Corporation’s Board of Directors.

Francis X. Straub, III, managing executive officer and director of St. Marys Pharmacy, Inc. and Bennetts Valley Pharmacy, Inc., was appointed to the board of CNB Bank in November 2015. Mr. Straub brings a diverse background in healthcare and entrepreneurial culture, which began in his family’s pharmacy over 40 years ago. Mr. Straub holds a Bachelor of Science degree in the field of pharmacy from Duquesne University and has been a practicing, licensed pharmacist at St. Marys Pharmacy for over 30 years. He has served on numerous charitable and public service boards and currently serves as a member of the Board of Directors/Treasurer at Value Drug Company, Executive Team Board Member/Vice Chairperson at Penn Highlands Elk and Chairperson of the Board of PCC Management Holdings Inc. Additionally, Mr. Straub is involved with industrial manufacturing, oil and gas production, medical services and commercial real estate development.

Peter C. Varischetti, President of Varischetti Holdings, LP was appointed to the board of CNB Bank and CNB Financial Corporation in July 2015. He has served on numerous charitable and public service boards and currently serves as director and officer of Guardian Elder Care Holdings, Inc., and chairperson of both the Brockway Schools and Community Education Foundation, and the Brockway Center for Arts & Technology. Mr. Varischetti is a board member of DuBois Central Catholic and serves on the Erie Diocesan Finance Council and the Parish Finance Council of St. Tobias Church. Mr. Varischetti serves on the board of directors for the Frank Varischetti Foundation, is a member of the Board of Trustees for the University of Pittsburgh and is chairperson of the School of Health and Rehabilitation Sciences Board of Visitors. Mr. Varischetti earned a Bachelor of Science in Business Administration and Psychology from the University of Pittsburgh.

There are no arrangements or understandings between any director and any other person pursuant to which he or she was selected as a director.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term results and long-term growth, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Corporation is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for named executive officers by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding our compensation program.

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the Proxy Statement.”

Vote Required

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve this proposal.

Our Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR the proposal.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for selecting the Corporation’s independent registered public accounting firm. At its meeting held on March 7, 2018, the Audit Committee appointed Crowe Horwath LLP (“Crowe”) as the independent registered public accounting firm for the 2018 fiscal year. Although shareholder approval for this appointment is not required, the Board is submitting the selection of Crowe for ratification to obtain the views of shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection.

In making the appointment of Crowe as the Corporation’s independent registered public accounting firm for the fiscal year 2018, the Audit Committee considered whether Crowe’s provision of services other than audit services is compatible with maintaining independence as our independent auditors and decided that the provision of such services is compatible with maintaining independence.

Vote Required

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve this proposal.

Our Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR ratification of the appointment of independent auditors.

CONCERNING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2017 was Crowe Horwath LLP. The Audit Committee has selected Crowe Horwath LLP to be the independent registered public accounting firm for the fiscal year ending December 31, 2018. Representatives of Crowe Horwath LLP are expected to be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire, including comments on the financial statements of the Corporation.

Audit Fees. The following table sets forth the aggregate fees billed to CNB Financial Corporation for the fiscal years ended December 31, 2017 and 2016 by the Corporation’s independent registered public accounting firm Crowe Horwath LLP.

	December 31,
	2017	2016
Audit Fees	$278,125	$362,000
Audit-Related Fees	78,500	—
Tax Fees	—	—
All Other Fees	—	—

	$356,625	$362,000

Audit fees represent fees for professional services rendered by Crowe Horwath LLP in connection with the audit of the Corporation’s consolidated financial statements and internal control over financial reporting and reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q. Audit-related fees in 2017 included fees incurred in connection with the Corporation’s common stock offering and the Corporation’s filing of a Form S-3 with the Securities and Exchange Commission. Audit fees in 2016 include fees related to audit procedures surrounding the business combination of Lake National Bank and core processing conversion.

Auditor Independence. The Audit Committee of the Board believes that the non-audit services provided by Crowe Horwath LLP are compatible with maintaining the auditor’s independence. None of the time devoted by Crowe Horwath LLP on its engagement to audit the financial statements for the year ended December 31, 2017 is attributable to work performed by persons other than full-time, permanent employees of Crowe Horwath LLP. The Audit Committee is responsible for approving any service provided by Crowe Horwath LLP.

OTHER MATTERS

The Board of Directors does not intend to bring any other matters before the annual meeting and does not know of any matter which anyone proposes to present for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment.

CORPORATE GOVERNANCE

General

The business and affairs of the Corporation are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Corporation’s business through discussions with the Chairperson of the Board and the Corporation’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its various committees. The Board is also kept apprised by the Chairperson of the Board and management of continuing educational programs on corporate governance and fiduciary duties and responsibilities.

The Corporation believes in the importance of sound and effective corporate governance and has adopted policies and promoted practices which it believes enhance corporate governance of the Corporation.

Board Leadership Structure

The Corporation has elected to have two separate individuals as CEO and Chairperson. The Corporation believes that this separation facilitates the independence of the Board and is appropriate for the size and structure of the Corporation.

Risk Oversight

Risk identification and management are essential elements for the successful management of the Corporation. In the normal course of business, the Corporation is subject to various types of risk. These risks are controlled through policies and procedures established throughout the Corporation, which are monitored and reviewed by the Board in accordance with established Corporation policies.

The Corporation’s Enterprise Risk Management (ERM) program includes measurement and monitoring of the following risks: credit, market, liquidity, operational, compliance, strategic and reputation. An ERM Risk Assessment Team evaluates, analyzes, and reports annual risk assessment(s) and provides quarterly updates to the ERM Risk Steering Committee, comprised of the Executive Management Team. The Corporation’s ERM Board Committee members meet quarterly to review the overall risk profile of the Corporation. The ERM Board Committee met four times during 2017. The ERM Board Committee follows an ERM Policy, Risk Philosophy Statements and Risk Appetite Statements that summarizes the risk appetite of the Corporation as well as the expected reward for the risks.

In addition to the ERM Process, the following risks are specifically addressed as outlined below: market, credit, and liquidity risk.

Market risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in interest rates. Market risk results from various repricing frequencies and the maturity structure of the financial instruments owned by the Corporation. The Corporation uses its asset/liability management policy and systems to control, monitor, and manage market risk. Such policies and systems are monitored by the Management Asset/Liability Committee and by the Asset/Liability Committee of the Board, which meets four times per year.

Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from loans with customers and the purchase of investment securities. The Corporation manages credit risk by following an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses. Also, the investment policy limits the amount of credit risk that may be taken in the securities portfolio. Such policies and systems are monitored by both the Asset/Liability Committee of the Board and the Loan Committee of the Board, both of which meet four times per year.

Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Corporation has established guidelines within its asset liability management policy to manage liquidity risk. These guidelines include contingent funding alternatives. Such guidelines are monitored at least monthly by the Management Asset/Liability Committee and by the Asset/Liability Committee of the Board.

Meetings and Committees of the Board of Directors

The Board of Directors held eleven meetings during 2017. Twelve directors attended the 2017 annual meeting of shareholders. Each incumbent director attended at least 75 percent of the aggregate of (i) the total number of meetings held by the Board of Directors during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the individual served during the period that the individual served.

The Board of Directors of the Corporation and the Board of Directors of the Bank have a number of joint committees that serve both the Corporation and the Bank. These include an Audit Committee, an Executive Compensation Committee and a Corporate Governance/Nominating Committee.

Audit Committee. The Audit Committee met four times in 2017. The Audit Committee appoints the Corporation’s independent registered public accounting firm, reviews and approves the audit plan and fee estimate of the independent registered public accounting firm, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies and financial and accounting management, approves and evaluates the internal audit function, pre-approves all audit and any non-audit services, and reviews and approves the annual and quarterly financial statements. The Audit Committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities, at the Corporation’s expense. The members of the Audit Committee are Jeffrey S. Powell, Chairperson; Peter F. Smith, Dennis L. Merrey; Robert W. Montler; Joel E. Peterson, Deborah Dick Pontzer, and Peter C. Varischetti. The Corporation’s Board adopted a written charter for the Audit Committee on May 3, 2001. The charter is reviewed annually by the Audit Committee and no changes were made in 2017. The charter is available on the Corporation’s website at www.cnbbank.bank.

In the opinion of the Corporation’s Board, the members of the Audit Committee do not have a relationship with the Corporation or any of its affiliates that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. None of them is or has for the past three years been an employee of the Corporation or any of its affiliates; no immediate family members of any of them is or has for the past three years been an executive officer of the Corporation or any of its affiliates; and they otherwise meet the standards for independence required by NASDAQ.

The Board has also determined that Mr. Montler qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee must pre-approve all permitted non-audit services performed by the Corporation’s external audit firm. The Audit Committee may delegate such authority to a subcommittee, provided that any decisions of the subcommittee are presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has submitted the following report for inclusion in this Proxy Statement:

The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2017 and has discussed them with management. The Audit Committee has also discussed with Crowe the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 and by SEC rules. The Audit Committee has received the written disclosures and the letter from Crowe required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe’s communications with the Audit Committee, and has discussed with Crowe their independence. Based on this, the Audit Committee recommended to the Board that the audited financial statements be included in CNB Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Submitted by the Audit Committee:

Jeffrey S. Powell, Chairperson	Peter F. Smith Dennis L. Merrey Robert W. Montler
Joel E. Peterson	Deborah Dick Pontzer Peter C. Varischetti

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Exchange Act of 1934 and shall not be deemed filed under that Act.

Executive Compensation Committee. The Executive Compensation Committee consists of the following independent directors as defined by NASDAQ rules: Richard B. Seager, Chairperson; Peter F. Smith; Robert W. Montler, Deborah Dick Pontzer, Jeffrey S. Powell and Nicholas N. Scott. The Committee met six times during 2017. See “Compensation Determination Process” for more information about the Executive Compensation Committee.

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee met three times during 2017. The Committee consists of the following independent directors as defined by NASDAQ rules: Peter F. Smith, Chairperson; Robert W. Montler; Deborah Dick Pontzer; Jeffrey S. Powell; and James B. Ryan. The Committee was established by resolution of the Board of Directors and recommends to the Board candidates for nomination for election to the Board of Directors. Any shareholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information that the shareholder wishes the Committee to consider and the consent of such candidate evidencing his or her willingness to serve as a director, to the President of the Corporation at the address appearing on the Notice of Annual Meeting no later than November 12, 2018. All recommendations are subject to the process described below.

The Committee has the responsibility of reviewing and evaluating candidates for election or appointment to the Board of Directors and compares candidates to the current Board to ensure that the Board has a group of individuals that are represented by different professions, experience, education or skill. The process utilized by the Committee to recommend a candidate consists of first reviewing formal expressions of interest by interested individuals which have been communicated to the Committee. In addition, the Committee obtains input from shareholders, directors and management regarding other potential candidates who have not indicated an interest in a Board position.

Utilizing the selection criteria set forth below, the Committee selects a candidate and then conducts an interview in order to further evaluate the individual. Subsequent to the interview the Committee meets to determine whether to recommend the candidate to the Board of Directors for election or appointment. The Board of Directors, exclusive of non-independent directors, either accepts or rejects the Committee’s recommendation.

The Committee utilizes various selection criteria to evaluate a candidate for election or appointment to the Board of Directors including, among others, the following minimum criteria:

1.	Residency within the market area of CNB Bank.

2.	Ability and willingness to commit time necessary to fulfill Board and committee duties.

3.	Strong interest in or familiarity with the financial services industry.

4.	Successful career in a business or profession suitable to our business plan within the Bank’s market area.

5.	Character and reputation.

No incumbent director may be nominated without approval of at least 25% of the existing directors and no person not then a director may be proposed for nomination without approval of at least two-thirds of the directors. The Bylaws provide that any director, upon first being appointed or elected to serve as a director, must own the lesser of 1,000 unencumbered shares of common stock of the Corporation or the number of shares equivalent to $15,000 of market value as of the date of the appointment or election. Further, on or before the third anniversary of the director’s first election to the Board, the director must own at least the lesser of 2,500 unencumbered shares of common stock of the Corporation or the number of shares equal to $25,000 of market value.

Directors Peter F. Smith, Joseph B. Bower, Jr. and Richard L. Greslick, Jr. are ex-officio members of all committees if not otherwise named, except the Audit, Corporate Governance/Nominating, and Executive Compensation Committees as to Mr. Bower and Mr. Greslick.

The Corporate Governance/Nominating Committee has a charter, a copy of which is available on the Corporation’s website at www.cnbbank.bank.

Communications with Directors

Any shareholder who wishes to communicate with the directors (or with any individual director) should send a letter to the directors as follows: ATTN: Corporate Secretary - Communication to Directors, CNB Financial Corp., PO Box 42, Clearfield, PA 16830-0042. The Corporate Secretary will regularly forward all such correspondence to the directors.

Director Attendance at Annual Meetings

The Corporation typically schedules a meeting of the Board of Directors in conjunction with the annual meeting and expects that the members of the Board of Directors will attend the annual meeting, absent a valid reason, such as a previously scheduled conflict. Twelve of the individuals then serving as directors attended the annual meeting in April 2017.

Director Education

On May 11, 2017, the entire Board of Directors attended a formal training session delivered by an attorney that is experienced in corporate governance matters for publicly traded companies. The primary topic covered during this training was proxy access. In addition, other third-party advisors, in conjunction with management, conduct periodic training sessions for the Board during regularly scheduled monthly board meetings. Topics covered during these trainings in 2017 included information technology, information security, and enterprise risk management. Finally, individual board members attend specialized industry conferences based on their committee assignments and training needs that are identified through the board’s self-assessment process.

Director Skills Summary

Our Board of Directors brings diverse experience and perspectives to areas critical to our business. Their collective knowledge ensures appropriate management and risk oversight and supports our strategy of long-term sustainable shareholder value creation.

	<< INDEPENDENT DIRECTORS >>										<< INSIDERS >>
	Smith	Merrey	Montler	Peterson	Pontzer	Powell	Scott	Seager	Straub	Varischetti	Bower	Greslick
Financial industry experience											X	X
CEO/business head		X	X	X		X		X	X	X	X
Business ethics	X				X
Technology								X	X		X	X
Human capital management/compensation		X	X			X		X			X	X
Audit Committee financial expert			X
Mergers and acquisitions	X						X	X	X	X	X	X
Public company governance		X			X						X	X
Sales and marketing				X		X	X
Legal, legislative or regulatory	X				X					X	X	X

Demographic background

Ethnic, gender, nationality or other diversity					X
Years on Board	30	27	13	6	15	22	5	7	3	3	13	6
Age	63	69	66	57	58	53	45	60	57	48	54	41

COMPENSATION OF DIRECTORS

Director fees are reviewed annually by the Executive Compensation Committee for recommendation to the Board. The Committee reviews relevant peer group data similar to that used in the executive compensation review. The Committee believes that appropriate compensation is critical to attracting, retaining and motivating directors who have the qualities necessary to direct this Corporation and who meet the guidelines referred to under Corporate Governance/Nominating Committee. In addition, the Executive Compensation Committee annually recommends an equity award of CNB Financial Corporation common stock for directors who have served at least one year on the Board. The equity awards vest ratably over a three year period.

Stock Ownership Policy

The Board of Directors has adopted Stock Ownership Guidelines for directors of the Corporation and CNB Bank because it believes that it is important for the Corporation’s future success that directors own and hold a minimum number of shares of common stock of the Corporation in order to further align their interests and actions with the interests of the Corporation’s shareholders. The Stock Ownership Guidelines require directors of the Corporation and CNB Bank to own at all times during the period of their directorship a number of shares of the Corporation’s common stock with a market value equal to 500% or more of the director’s annual retainer for serving on both the CNB Bank and CNB Financial Corporation boards of director. This ownership threshold must be met within five years of a director joining the board. Compliance with this policy is monitored and reported to the Board of Directors by the Corporation’s President & CEO.

Director fee schedule for 2017

Meeting/Committee Description	Fee ($)	Frequency
Board meeting – CNB Bank	600	Monthly
Board meeting – CNB Financial Corp.	600	Quarterly
Retainer – CNB Bank	800	Monthly
Retainer – CNB Financial Corp.	800	Monthly
Committee meeting	500	Depends on committee
Committee chairs	600	Depends on committee
Retainer – Audit Committee chair	1,250	Quarterly
Retainer – Executive Compensation Committee chair	750	Quarterly
Retainer – Corporate Governance/Nominating Committee chair	688	Quarterly
Annual meeting	600	Annual
Director training	500	Varies
Nonroutine director work	800	Per full day

Non-Management Director Compensation Table for 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Peter F. Smith	69,650	34,996	—	104,646
William F. Falger (2)	40,950	—	—	40,950
Dennis L. Merrey	46,150	34,996	—	81,146
Robert W. Montler	38,850	34,996	—	73,846
Joel E. Peterson	41,950	34,996	—	76,946
Deborah Dick Pontzer	43,450	34,996	—	78,446
Jeffrey S. Powell	46,900	34,996	—	81,896
James B. Ryan (3)	39,850	34,996	—	74,846
Nicholas N. Scott	42,450	34,996	—	77,446
Richard B. Seager	45,950	34,996	—	80,946
Francis X. Straub, III	39,950	34,996	—	74,946
Peter C. Varischetti	38,450	34,996	—	73,446

(1)	Reflects the aggregate grant date fair value of shares restricted stock awarded under the 2009 Stock Incentive Plan valued at the dollar amount recognized for financial reporting purposes in accordance with the ASC Topic 718.
(2)	Mr. Falger retired from the Board of Directors of CNB Bank and CNB Financial Corporation effective December 15, 2017.
(3)	Mr. Ryan retired from the Board of Directors of CNB Bank and CNB Financial Corporation effective February 28, 2018.

The Corporation has established a deferred compensation plan for its non-employee directors which provides for the deferral of up to 100% of director compensation. All deferred compensation is a general liability of the Corporation and Bank. Any appreciation or depreciation in each participant’s account value will reflect the performance of the underlying investments. No above-market earnings accrue under this plan. Deferred compensation will serve as a funding source for a Rabbi trust. Investments are expected to closely match the appreciated or depreciated liability. Distributions are received in lump sum or annuity upon normal retirement, death, or disability. Any variance will be adjusted by an expense or gain to the Corporation or Bank. The plan provides tax advantages to the participants and participation in the plan further aligns the interests of participants with those of our shareholders. Accounting treatment for this plan is subject to the Accounting Standards Codification Topic 718.

The Corporation has also established a Survivor Benefit Plan for the benefit of non-employee directors. The purpose of the plan is to provide a $100,000 to $150,000 (amount varies by participant) life insurance benefit to designated beneficiaries if a participant dies while serving as a director of the Corporation or, in the case of a non-employee directors who has served as a director of the Corporation for ten or more years (or attain age 70 while serving as a director), following such non-employee director’s termination of service. The plan is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the plan are payable from the general assets of the Corporation. Messrs. Bower and Greslick are ineligible to participate in the plan.

EXECUTIVE COMPENSATION

Named Executive Officers of the Corporation

The following table sets forth information regarding the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers who were serving on December 31, 2017 (the “named executive officers” or “NEOs”).

Name	Age as of December 31, 2017	Positions with the Corporation and the Bank
Joseph B. Bower, Jr.	54	President, Chief Executive Officer and Director
Brian W. Wingard	43	Executive V.P., Chief Financial Officer, and Treasurer
Richard L. Greslick, Jr.	41	Senior Executive V.P., Chief Operating Officer, Director, and Secretary
Mark D. Breakey	59	Senior Executive V.P. & Chief Credit Officer
Joseph E. Dell, Jr.	61	Senior Executive V.P. & Chief Commercial Banking Officer

Provided below is biographical information for each of our NEOs, other than Messrs. Bower and Greslick. For information regarding Messrs. Bower and Greslick, see “Election of Directors.”

Brian W. Wingard has been with the Corporation since 2007 and previously served as Controller and Assistant Vice President of CNB Bank. In 2012, Mr. Wingard was named Senior Vice President and Chief Financial Officer of CNB Bank and Treasurer of CNB Financial Corporation. Mr. Wingard holds a Bachelor’s degree in Financial Accounting from Lycoming College in Williamsport, Pennsylvania and has been a licensed certified public accountant in the Commonwealth of Pennsylvania since 1998. He began his professional career in 1996 with the regional public accounting firm Parente Randolph, attained the level of senior manager, and gained audit, accounting, and tax experience in a variety of industries, including financial institutions, manufacturing companies, non-profits, higher education, local governments, and employee benefit plans. Mr. Wingard has served and continues to serve on various boards within the community.

Mark D. Breakey has been with the Corporation since 1991 and has served as Chief Credit Officer since 2003. Mr. Breakey holds a Bachelor’s of Arts in English literature and a Master’s in Business Administration from The Pennsylvania State University. He is an honors graduate of the American Bankers Association Stonier Graduate School of Banking and a graduate of the Pennsylvania Bankers Association School of Commercial Lending. Mr. Breakey has over 30 years of experience in commercial banking and credit administration after beginning his banking career with Mellon Bank in 1985. Mr. Breakey has served and continues to serve on various boards within the community.

Joseph E. Dell, Jr. has been with the Corporation since 2013 and has served as the Chief Commercial Banking Officer since 2014. Mr. Dell holds a Bachelor’s of Science in Business Administration from Clarion University and a Master’s in Business Administration from Waynesburg University. He is a graduate of the American Bankers Association Stonier Graduate School of Banking. Mr. Dell has over 30 years of experience in commercial banking and credit administration and has previously served in executive and senior leadership roles with FSG Bank, a division of Atlantic Capital, First Commonwealth Bank, and National Bank of the Commonwealth. Mr. Dell has served and continues to serve on various boards within the community.

Compensation Discussion and Analysis

This discussion and analysis focuses on the Corporation’s Executive Officers, who are named in the tables below and who are referred to as our NEOs. We summarize our philosophy, the strategy and the major details of the Corporation’s approach to compensating our NEOs.

Executive Summary

The Strategic Planning Committee of CNB Financial Corporation met on October 25, 2017 to review the progress that the Corporation has made toward achieving its strategic goals that were developed in 2017. This strategic plan guides our business goals and measures for success. Most importantly, the plan describes the strategic goals and initiatives set forth by the Board of Directors.

The foundation of the Corporation’s strategic plan is premised on implementation of strategies that will address four major constituent groups:

•	Community – The Corporation will invest in and provide visible leadership in all communities it serves.

•	Customers – The Corporation will provide exceptional personal service and a competitive menu of products for its customers.

•	Co-Workers – The Corporation will provide an enjoyable work environment with competitive compensation and benefits.

•	Shareholders – The Corporation will provide returns to shareholders through targeted returns on average assets and average equity.

During 2017, the Corporation executed its strategy related to our goals for:

Leadership in Local Communities – A differentiating factor is the Corporation’s level of investment and leadership in local communities. Within each of our market areas, the Corporation developed key community initiatives which were incorporated into our annual budget.

Exceptional Customer Service – In order to differentiate from the competition, the Corporation must provide consistently exceptional customer service which in turn will lead to positive customer experiences. An enterprise-wide customer experience plan has been adopted and implemented.

Employee Development – A critical component of workplace culture and employee satisfaction is the continued training and development of staff. This is a major initiative of the Corporation’s human resources department throughout our strategic planning period. In 2016, we continued with the implementation of CNB Leadership Institute, a two-year customized leadership program for twenty staff members.

A Consistent Approach to Growth – The Corporation proactively evaluates targets for de novo and/or acquisition potential. This includes both geographical areas and financial institutions. In 2017, the Corporation expanded its BankOnBuffalo division by opening two branches in Williamsville and Orchard Park, New York. In addition, full service offices were opened in both Ashtabula, Ohio and Blair County, Pennsylvania in order to expand the ERIEBANK and CNB Bank markets, respectively. In 2018, the Corporation will continue to operate as CNB Bank, ERIEBANK, FCBank, and BankOnBuffalo. Each market will have a unique marketing and growth strategy with operational support from the CNB Bank support staff but will be led by market presidents.

A Solid Foundation of Technology – Deeply entwined in every aspect of our service model is the need for current technology. Strategically, the Corporation needs to be at or ahead of the competition in our delivery of products and in the delivery of functionality for our core customer base. In 2017, the Corporation executed variety of initiatives in order to produce technological enhancements to our customers and achieve greater operational efficiency.

For the year ended December 31, 2017, the Corporation reported net income of $23.9 million, or $1.57 per share, for 2017 compared to net income of $20.5 million, or $1.42 per share, in 2016. Excluding the impact of the revaluation of the deferred tax asset in the fourth quarter of 2017 discussed below, net income was $26.9 million, or $1.77 per share in 2017, an increase of 24.6% from $1.42 per share in 2016. Return on average assets and average equity for the year ended December 31, 2017 were 0.89% and 9.97%, respectively, compared to 0.85% and 9.69% in 2016. Excluding the impact of the revaluation of the deferred tax asset, returns on average assets and equity were 1.00% and 11.23%, respectively, for the year ended December 31, 2017.

The Corporation’s 2017 earnings were impacted by the recent reduction in the federal corporate income tax rate to 21%, effective January 1, 2018, from the 35% marginal tax rate in effect throughout 2017 and 2016. Annual 2017 results include additional income tax expense related to a reduction in the carrying value of the net deferred tax asset, resulting in a reduction of $0.20 in diluted earnings per share. The table below provides a reconciliation of CNB’s fourth quarter and annual unaudited earnings results and earnings metrics under U.S. generally accepted accounting principles (U.S. GAAP) to the comparative results excluding the additional tax charge referred to above. Management believes disclosure of 2017 earnings results, adjusted to exclude the additional income tax provision resulting from the change in tax rate, provides useful information to investors for purposes of comparison with 2016 results.

	Twelve Months Ended
	December 31,
	2017	2016	% change
Net income, U.S. GAAP	$23,860	$20,540	16.2%
Additional income tax provision resulting from change in tax rate	3,009		NA

Net income, excluding effect of change in tax rate	$26,869	$20,540	30.8%

Diluted earnings per share, U.S. GAAP	$1.57	$1.42	10.6%
Effect of change in tax rate	0.20		NA

Diluted earnings per share, excluding effect of change in tax rate	$1.77	$1.42	24.6%

Return on average assets, U.S. GAAP	0.89%	0.85%	4.7%
Effect of change in tax rate	0.11%		NA

Return on average assets, excluding effect of change in tax rate	1.00%	0.85%	17.6%

Return on average equity, U.S. GAAP	9.97%	9.69%	2.9%
Effect of change in tax rate	1.26%		NA

Return on average equity, excluding effect of change in tax rate	11.23%	9.69%	15.9%

Say on Pay Results and Shareholder Outreach

At the 2017 annual meeting of shareholders, 8,553,862 shares, or 92.8% of shares voted excluding broker non-votes, approved, on an advisory basis, the compensation paid to the Corporation’s named executive officers as disclosed in the Corporation’s proxy statement for that annual meeting. The Executive Compensation Committee of the Board of Directors (“ECC”) considered this feedback during 2017 when designing executive pay program and policies. The Corporation has an annual say-on-pay vote as approved by the shareholders.

After the 2017 shareholder meeting, the Corporation’s Senior Executive Vice President & COO and Executive Vice President & CFO conducted an institutional shareholder outreach program as directed by the Board of Directors. Shareholders contacted represented 40% of all outstanding shares and 94% of shares that were institutionally held. Through conversations held with institutional shareholders who responded to the Corporation’s request, management received feedback surrounding implementing performance awards for all named executive officers in the long-term incentive plan; board structure disclosure of a director skills matrix; and environmental, social, and governance (ESG) matters, including board diversity. The ECC and Board of Directors considered this feedback when designing 2018 executive compensation programs and evaluating governance matters for inclusion in the proxy statement.

In consideration of this feedback, the ECC approved incorporating a performance-based component to the long-term incentive program for all named executive officers in 2018 that places a significant portion of long-term incentive based on three-year performance. Further information regarding this long-term incentive program will be included in next year’s proxy statement. In addition, a director skills matrix has been included in this proxy statement.

Compensation Philosophy

The ECC defines and has oversight for our executive compensation philosophy, programs, and pay decisions for executive officers.

The ECC’s expectation is that our senior management team should drive performance and produce appropriate returns for shareholders. To achieve that goal, our executive compensation is benchmarked, both as to pay and as to performance, and designed with a focus on performance-based pay. We target our compensation program to be consistent with the median pay of financial institutions of similar size, region, and complexity. Our programs are designed to provide variable rewards that will reward for performance.

Compensation Objectives

The primary objectives of the executive compensation program are to:

•	Attract, retain, and motivate key executives to produce above average operating and shareholder results for the Corporation;

•	Align the financial interest of the NEOs and shareholders through incentive-based compensation; and

•	Provide a total compensation program that recognizes individual contributions as well as overall business results.

These key objectives are linked to our compensation program as described in the table that follows:

Key Objectives		How our Compensation Program Supports this Objective

Attract, retain, and motivate key executives to drive shareholder results for the Corporation	•	Provide competitive total compensation opportunities that target pay at median (for median performance) with the ability to pay above market for driving above average results (or below market for sub-par performance

	•	Long-term incentive awards align executives with shareholder interests and provide retention through multi-year vesting

Align the financial interest of the NEOs and shareholders through incentive-based compensation	•	Provide incentives that are tied to our business plans and motivate performance that drives shareholder value

	•	Require all NEOs to have minimum stock ownership requirements

	•	Implemented a new performance-based component to the long-term incentive program for the President & CEO in 2017 (and expanded to our other NEOs in 2018)

Provide a total compensation program that recognizes individual contributions as well as overall business results	•	Each NEO incentive plan is customized to correlate to elements of growth, profitability, and asset quality that the NEO can control through day-to-day business decision and execution of strategic plans

	•	All NEO incentive plans include a common component for return on average equity in relation to the median of the Corporation’s peer group

Compensation Elements

Our executive compensation program is designed to be simple, straightforward and fair, and consists of the following elements:

•	Base salary;

•	Annual incentives;

•	Long-term incentives (stock); and

•	Benefits

Target Pay and Mix for Compensation Elements

The ECC reviews both total compensation and each element of compensation when making pay decisions and recommendations to our Board. Although actual compensation can be above or below targets based on individual and Corporation performance, retention considerations and executive experience, we generally target base compensation within a reasonable range of the 50th percentile of the market.

In allocating compensation among these elements, our program is designed to provide a balance of:

•	Fixed and variable / performance-based compensation;

•	Cash and equity compensation; and

•	Compensation designed to encourage:

•	Short-term (annual) and long-term (multi-year) performance;

•	Performance of corporate strategic goals, shareholder value, and individual contributions; and

•	Absolute performance (our own goals) and relative performance (compared to industry).

This balanced approach helps to mitigate the influence of any one element of compensation which might be considered to drive excessive risk taking.

Compensation Highlights

Summarized below are highlights with respect to executive compensation in 2017:

•	Continued to measure both absolute and relative performance in our annual bonus (helping to ensure a more balanced and risk appropriate program)

•	Continued to provide a significant portion of executive compensation in incentive-based pay (helping to ensure a pay-for-performance alignment)

•	Made stock-based grants to select executives to help retain and align the executives with the long-term interests of the Corporation and shareholders

•	With the assistance of an independent consultant, examined the competitiveness of executive compensation to ensure it meets our objectives of attracting, retaining and motivating executives

•	Introduced a performance-based long-term incentive program for the President & CEO

•	Introduced a clawback policy

•	Enhanced the stock ownership policy for the President & CEO to require stock ownership value equivalent to 300% of base salary within 3 years.

Compensation Determination Process

The Role of the Executive Compensation Committee

The ECC is composed of six non-employee, independent directors (as defined in the NASDAQ Corporate Governance Rules) selected from the Board of Directors of the Corporation.

The ECC has the overall responsibility for reviewing, establishing, and administering policies which govern NEO compensation programs. It determines the compensation of the NEOs for recommendation to the entire Board. In discharging these responsibilities, the ECC seeks to maintain a position of “equity” with respect to the balancing of interests of the shareholders with those of the NEOs.

The ECC has a charter, a copy of which is available on the Corporation’s website at www.cnbbank.bank. The ECC meets regularly regarding compensation issues, participates in executive session (without management), and receives input from its independent compensation consultant.

The Role of the Compensation Consultant

The ECC has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The ECC has direct access to outside advisors and consultants throughout the year.

Throughout 2017, the ECC engaged Meridian Compensation Partners, LLC (Meridian), an independent compensation consulting firm with specialization in the banking industry, to assist the ECC with executive compensation matters. Meridian worked with the ECC to conduct executive and board compensation benchmarking, review market trends and best practices and to assist with the development of a new 2017 performance-based long-term incentive plan for the President & CEO. Meridian also assisted the Corporation with the implementation of the CEO pay ratio disclosures that were required to be included in this proxy statement. Meridian reported directly to the ECC and carried out its responsibilities as assigned by the ECC. The ECC reviewed Meridian relative to the NASDAQ independence standards and determined Meridian to be independent with no conflicts of interest identified.

The Role of Management

At the request of the ECC, NEOs of the Corporation may be present at ECC meetings for discussion purposes, except that the President & CEO may not be present during any voting or deliberations of the ECC concerning his compensation. Other NEOs are also not present during deliberations on their compensation. The NEOs have no involvement in the decisions made by the ECC, nor do they have a vote on any matters brought before the ECC.

The ECC meets with the President & CEO to discuss his input on performance and compensation recommendations for his reports, but ultimately decisions regarding other NEOs are made solely based upon the ECC’s deliberations. The ECC considers feedback from the President & CEO, as well as input from the compensation consultant as requested, to make decisions regarding the compensation of the President & CEO.

Competitive Benchmarking

On an annual basis, the ECC reviews competitive market data and conducts a comprehensive compensation assessment. To assist in making compensation decisions in 2017, Meridian was engaged by the ECC to conduct a comprehensive review of our NEO total compensation program. The purpose of the review was to provide an independent and objective analysis of all elements of compensation (individually and in aggregate) relative to market and peer group practices. An assessment of the pay mix and the pay for performance relationship were also presented to the ECC.

The primary data source used in examining the competitive market for the NEOs is information publicly disclosed by a peer group of other publicly traded financial corporations. A peer group was developed by Meridian using objective parameters that reflect banks of similar size, geographic region, and business model (factors that influence NEO compensation in banks). Meridian excluded banks in large metropolitan areas as they are not similar to the Corporation. The peer group was approved by the ECC. Peer groups are reviewed and updated as appropriate, since the comparable banks may change depending on acquisitions and business focus of the bank or our peer institutions. Overall, the goal is to have 15 to 25 comparative financial corporations that approximate our asset size and region and provide a market perspective for NEO total compensation.

The following 15 financial institutions comprise the peer group used in the 2017 review:

American National Bankshares, Inc.	Financial Institutions, Inc.	Sandy Spring Bancorp, Inc.
Arrow Financial Corporation	First Community Bancshares, Inc.	Sun Bancorp, Inc.
Chemung Financial Corporation	Old Line Bancshares, Inc.	Univest Corporation of Pennsylvania
City Holding Company	Peoples Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
Farmers National Banc Corp.	Peoples Financial Services Corp.	Xenith Bankshares, Inc.

In addition to the peer group data, the consultant used industry survey sources as part of the benchmarking process. The data reflected banks representing similar asset size and region to the Corporation.

In the fall of 2017, the ECC engaged Meridian to conduct a comprehensive competitive analysis to assess the competitiveness of the total compensation program as a reference for setting its 2017 compensation program, developing the CEO long-term incentive program as well as to assess the historical pay for performance relationship. This analysis was also conducted in the fall of 2017 and was used for 2018 program decisions and as a basis for developing the NEO performance based LTI program.

2017 Compensation Program and Pay Decisions

The Corporation’s compensation program consists of four elements: base salary, annual incentives, long-term /stock-based compensation, and benefits. The following section summarizes the role of each element, how decisions are made and the resulting 2017 decision process as it relates to our NEOs.

Base Salary

The Corporation believes that a competitive base salary is essential to hire and retain NEOs and that it should provide competitive fixed pay related to the role and contribution of the executive

Our compensation consultant provides competitive market data based on its competitive assessment considering a composite of market data from the custom proxy peer group as well as other data sources of banking compensation information. The ECC uses this data to provide reference for making base salary decisions for each NEO. The ECC targets market median but considers each executive’s specific role, experience, contribution and performance in setting base salaries.

In December of each year, the ECC reviews and sets each NEO’s base pay to reflect competitive market conditions, individual experience, expertise, and performance. Input from the President & CEO is considered in setting the salaries of other NEOs while the ECC is solely responsible for determining the President & CEO’s salary.

In December 2016, the ECC reviewed the NEOs’ salaries considering the market range for the positions and the relative salaries of the executive team, as well as competitive market data, individual performance and contributions. Salary adjustments for 2017 were made for the NEOs in December 2016, to bring compensation in line with market practice and recognize executive performance and contribution. The 2017 salary adjustments were as follows:

Named Executive Officer	Title	2016 Salary	% Increase	2017 Salary
Joseph B. Bower, Jr.	President & Chief Executive Officer	$485,000	7%	$520,000
Brian W. Wingard	Executive V.P. & Chief Financial Officer	$224,000	7%	$240,000
Richard L. Greslick, Jr.	Senior Executive V.P. & Chief Operating Officer	$243,000	7%	$260,000
Mark D. Breakey	Senior Executive V.P. & Chief Credit Officer	$224,000	5%	$235,000
Joseph E. Dell, Jr.	Senior Executive V.P. & Chief Commercial Banking Officer	$230,000	10%	$253,000

Annual Incentives

The primary objective of our annual incentive program is to motivate and reward key members of management for achieving specific corporate, department, and individual goals that support our strategic plan. Through our 2017 NEO Incentive Plan, we offer a select group of key executives, whose efforts largely determine the achievement of corporate goals and objectives, an annual cash incentive opportunity. For each NEO, there are individual and group objectives, as well as relative and absolute metrics, which vary among executives according to their areas of responsibility.

The 2017 NEO annual incentives are outlined in the table below. For NEOs other than the President & CEO, the ECC sets goals and payout ratios based on recommendations by the President & CEO. The President & CEO’s goals and payout ratios are determined by the ECC. The annual incentive for all NEOs in 2017 is capped at 40% of base salary.

					Joseph B. Bower, Jr. President & CEO		Brian W. Wingard Executive VP/CFO		Richard L. Greslick, Jr. Sr. Executive VP/COO		Mark D. Breakey Sr. Executive VP/Chief Credit Officer		Joseph E. Dell, Jr. Sr. Executive VP/Chief Commercial Banking Officer
	Metric Type	Target		Result	Weighting	Payout	Weighting	Payout	Weighting	Payout	Weighting	Payout	Weighting	Payout

Return on Average Equity	Relative (1)		> 8.61%	11.23%	30%	$62,400	25%	$24,000	50%	$52,000	25%	$23,500	20%	$20,240
Non-performing Assets Ratio	Relative (2)		< 0.57%	0.71%	10%	—					30%	—	15%	—
Earnings Per Share	Absolute (3)		$1.72	$1.77	30%	46,800
BankOnBuffalo Loan Growth	Absolute (4)	> $	102,000,000	$108,422,000	30%	15,600
Consolidated Loan Growth	Absolute (5)	> $	2,136,575,000	$2,145,959,000									35%	17,710
Non-personal Deposits	Absolute (6)	> $	788,962,000	$869,028,000									20%	20,240
Loan Losses – Bank Only	Absolute (7)		< 17 bps	5.7 bps							25%	23,500	10%	10,120
Loan Delinquency Percentage	Absolute (8)		< 1.15%	0.67%							20%	18,800
Growth in Households	Absolute (9)		> 1.25%	3.5%					25%	26,000
Efficiency Ratio	Relative (10)		< 59.0%	60.3%			50%	—	25%	$—
Net Interest Margin	Absolute (11)		> 3.65%	3.82%			25%	24,000

Total payout						$124,800		$48,000		$78,000		$65,800		$68,310

The following notes describe each of the relative and absolute metrics from the table. The metric type is keyed to the notes by the number in parenthesis.

(1)	Relative metric – The median return on average equity (ROAE) for the most recent 12 month period of the peer group described under the competitive benchmarking header is calculated. If the Corporation’s ROAE exceeds the median of the peer group by 30 basis points, 5% of the eligible incentive for the ROAE category is earned. The ROAE incentive is maximized when the Corporation’s ROAE exceeds the median of the peer group by 200 basis points. The incentive percentage earned between 30 basis points and 200 basis points is interpolated. For 2017, the NEOs earned 100% of the eligible ROAE incentive, based on a result that exceeded the median of the peer group by 262 basis points. Both the Corporation’s ROAE and the peer group ROAE calculations were adjusted to exclude the impact on earnings of the adjustment to the net deferred tax asset, as described earlier in the compensation discussion and analysis.

(2)	Relative metric – The average non-performing assets ratio for the most recent quarter end of the peer group described under the competitive benchmarking header is calculated. If the Corporation’s non-performing assets ratio is equal to or better than the peer group, 25% of the eligible incentive is earned. The non-performing assets ratio incentive is maximized when the Corporation’s ratio is less than 50% of the peer average, with opportunities to earn 50% and 75% of the eligible incentive if the Corporation’s ratio is less than 80% and 65%, respectively, of the peer average. For 2017, the NEOs did not earn any of the eligible non-performing assets ratio incentive, based on a result that was 125% of the peer average.

(3)	Absolute metric – The Corporation’s diluted earnings per share target for 2017 was $1.72. The earnings per share incentive was based on a 50% payout of the eligible incentive for achieving the target, and 25%, 75%, and 100% payouts would be earned by achieving earnings per share of $1.69, $1.75, and $1.78, respectively. For 2017, NEOs earned 75% of the eligible earnings per share incentive by achieving $1.77 per share. Earnings per share was adjusted to exclude the impact on earnings of the adjustment to the net deferred tax asset, as described earlier in the compensation discussion and analysis.

(4)	Absolute metric – BankOnBuffalo is a division of CNB Bank and, given the Corporation’s strategic focus on growing loans in this division, a 2017 incentive was included whereby 50% of the eligible incentive would be earned by meeting the division’s loan target of $102 million at December 31, 2017, and 25%, 75%, and 100% payouts would be earned by achieving loan targets of $95 million, $109 million, and $114 million, respectively. In addition, the incentive amount is multiplied by 50% if BankOnBuffalo does not achieve $75 million in deposits by December 31, 2017. For 2017, the NEOs earned 50% of the eligible BankOnBuffalo loan incentive by achieving a loan balance of $108.4 million. The amount earned was then multiplied by 50% since BankOnBuffalo deposits at December 31, 2017 were less than $75 million.

(5)	Absolute metric – The Corporation’s consolidated loan growth target for 2017 was $2,136,575,000. The 2017 consolidated loan growth incentive was based on a 50% payout of the eligible incentive for achieving the target, with 25% of the eligible payout for achieving 97.5% of the target and 75% and 100% payout for achieving 102.5% and 104.0%, respectively, of the budget target. For 2017, the NEOs earned 50% of the eligible consolidated loan growth incentive by achieving 100.4% of the budgeted loan growth.

(6)	Absolute metric – The Corporation’s nonpersonal deposit balance target for 2017 was $789 million. The 2017 nonpersonal deposit balance incentive was based on a 50% payout of the eligible incentive for achieving the target, with 25%, 75% and 100% of the eligible payout for achieving targets of $774 million, $804 million, and $818 million, respectively. For 2017, the NEOs earned 100% of the eligible consolidated nonpersonal deposit incentive by achieving a nonpersonal deposit balance of $869 million.

(7)	Absolute metric – CNB Bank’s loan loss target for 2017 was 0.17% of the bank’s average loan balance. The 2017 bank loan loss incentive was based on a 50% payout of the eligible incentive for achieving the target, with 25% of the eligible payout for achieving losses between 0.17% and 0.20% of the target and 75% and 100% payout for achieving between 0.11% and 0.13% and less than 0.11%, respectively, of the budget target. For 2017, the NEOs earned 100% of the eligible bank loan loss incentive by achieving losses of 0.057% of the average loan balance.

(8)	Absolute metric – CNB Bank’s loan delinquency target for 2017 was 1.15% of the bank’s loan balance at year end. The 2017 bank loan delinquency incentive percentage was based on a 50% payout of the eligible incentive for achieving the target, with 25% of the eligible payout for achieving a delinquency percentage of 1.40% and 75% and 100% payout for achieving delinquency percentages of 1.00% and 0.75%, respectively. For 2017, the NEOs earned 100% of the eligible bank loan loss incentive by achieving a loan delinquency percentage of 0.67% for CNB Bank.

(9)	Absolute metric – CNB Bank’s target for number of households served as of December 31, 2017 was in increase of 1.25% over the number of households served as of December 31, 2016. The household growth incentive percentage was based on a 50% payout of the eligible incentive for achieving the target, with 25% of the eligible payout for achieving a household growth of 1.0%, and a 75% and 100% payout for achieving household growth of 1.50% and 2.0%, respectively. For 2016, the NEOs earned 100% of the eligible household growth incentive by achieving household growth of 3.5%.

(10)	Absolute metric – The Corporation’s efficiency ratio is the total non-interest expenses divided by net interest income plus non-interest income, excluding realized and unrealized gains and losses on investment securities. The Corporation’s target efficiency ratio for 2017 was 59%. The 2017 efficiency ratio incentive percentage was based on a 50% payout of the eligible incentive for achieving the target, with 25% of the eligible payout for an efficiency ratio of 60%, a 75% payout for an efficiency ratio of 58%, and a 100% payout for an efficiency ratio of 57%. For 2017, the NEOs did not earn any of the eligible efficiency ratio incentive since the Corporation’s efficiency ratio was greater than 60%.

(11)	Absolute metric – The Corporation’s target net interest margin for 2017 was 3.65%. The 2017 net interest margin incentive percentage was based on a 50% payout of the eligible incentive for achieving the target, with 25% of the eligible payout for a net interest margin of 3.63%, a 75% payout for a net interest margin of 3.67%, and a 100% payout for a net interest margin of 3.69%. For 2017, the NEOs earned 100% of the eligible net interest margin incentive by achieving a net interest margin of 3.82%.

Long-Term Incentives

We believe that our NEOs should be invested in the Corporation and share the risks and rewards of all shareholders. The purpose of the Corporation’s stock-based compensation program is to align NEOs with the long-term interests of the Corporation and shareholders, encourage stock ownership, and enhance our ability to retain top performers.

In consideration of shareholder feedback and the competitive benchmarking analysis conducted by Meridian, the ECC designed and implemented a new performance based long-term incentive program to be introduced as part of the President & CEO’s compensation starting in 2017. The 2017 Long-Term Incentive Program (LTIP) will consist of 25% of base pay granted as performance units and 15% of base salary granted as time vested restricted stock. This reflects a total long-term incentive opportunity of 40% of base salary, which is conservatively competitive with the market median of the compensation peer group, and positions the majority of the award as performance-based.

The performance units will vest after three years (i.e. 2019) based on the Corporation’s performance of EPS Growth and Return on Average Equity as compared to SNL’s US Bank $1billion - $5 billion Index. The metrics were selected to reflect performance goals that are aligned with long-term shareholder value. The metrics are weighted equally with payouts ranging from 0% to 150% of target dependent on the Corporations ranking at the end of the three-year period (see below table for payout range). Performance between threshold, target and stretch will be interpolated. The first payout will vest in 2020 after an assessment of relative performance is determined.

Measure	Weight	Threshold	Target	Stretch
Relative EPS Growth	50%	35th percentile	50th percentile	75th percentile or greater
Relative Return on Average Equity	50%	35th percentile	50th percentile	75th percentile or greater
Payout Range (% of Target)	100%	50%	100%	150%

For 2017, the remainder of the executives participated in the existing long-term incentive plan, which provides awards of restricted common stock available under the 2009 Stock Incentive Plan to recognize and reward executives for their performance and contribution to our success and to support our retention goals through vesting over four years. We believe this strategy establishes a tie to the shareholders as well as provides for the retention of our NEOs.

Decisions regarding the size of stock-based awards are made by the ECC after careful consideration of corporate and individual performance, market data, retention considerations, impact on dilution, and existing equity holdings of each NEO. We will not time or select the grant dates of any stock-based awards in coordination with our release of material non-public information, nor will we have any program, plan or practice to do so.

The long-term incentive grants awarded to NEOs other than the President & CEO in February 2017 are summarized below. All shares vest equally over four annual installments.

Named Executive Officer	Restricted Stock Award # of Shares	Restricted Stock Award Value (1)	% of Base Salary
Brian W. Wingard	1,775	$46,008	19%
Richard L. Greslick, Jr.	1,929	$50,000	19%
Mark D. Breakey	1,775	$46,008	20%
Joseph E. Dell, Jr.	1,794	$46,500	18%

(1)	Restricted stock award value computed using the closing price on the date of the award multiplied by the number of shares awarded.

Starting in 2018, long-term incentives for the remaining NEOs will include performance units.

Benefits

The Corporation maintains a 401(k) Savings Plan to help retain employees and provide for their retirement. Further information is provided under the “Retirement Plan” header.

We believe that the Corporation’s non-qualified deferred compensation plans are an important element in retaining NEOs, as well as assisting them provide for retirement. For that reason, we provide:

•	The Supplemental Executive Retirement Plan (SERP) – Certain NEOs participate in a SERP, which is designed to attract and retain qualified and experienced executive officers. Each SERP is embodied in an agreement between the Bank and the respective NEO. The narrative that follows the Pension Benefits Table contains a detailed description of the SERP.

•	The Executive Deferred Compensation Plan – NEOs can participate in the plan, which allows them to defer up to 75% of base compensation and 100% of annual incentive compensation until a date in the future, generally, upon termination of employment. If 100% of incentive compensation is deferred, the executive is responsible for payment of applicable payroll taxes. At the election of the plan participant, all of a portion of the deferrals can be “deemed” to be invested in Corporation common stock, and the proportionate value of a participant’s account generally tracks the performance of actual common stock. The Corporation provides no inducement (match or discretionary contribution) for NEOs who participate but believes that having this “phantom stock” option available helps align the interest of participants with that of shareholders by focusing on the Corporation’s long-term performance.

The Corporation provides select executives with perquisites that the ECC believes are reasonable and consistent with its overall compensation philosophy and consistent with standards that are customary in the financial services industry. Specifically, the Corporation provides Messrs. Bower, Dell and Greslick the use of a vehicle as well as payment of club dues, both of which are included in taxable income. The Corporation also provides payment of club dues for Messrs. Wingard and Breakey, which are included in their taxable income. The ECC believes that these perquisites assist the NEOs in the performance of their respective job duties by providing greater opportunities to develop and expand business contacts.

The ECC believes that the Corporation’s continued success depends, to a significant degree, on the skills and competence of certain members of our executive management team. The Corporation and the Bank have entered into executive employment contracts with Messrs. Bower, Greslick, and Wingard, and the Bank has entered into executive employment contracts with Messrs. Breakey and Dell (collectively, the “Employment Contracts”). These Employment Contracts are intended to ensure that the Corporation and the Bank will continue to maintain and retain experienced executive management.

The term of the Employment Contract for Mr. Bower is January 1, 2016 to December 31, 2018 and provides that it may only be extended by affirmative action of the board, while the Employment Contracts for Messrs. Greslick, Wingard, Dell and Breakey provide that the contract shall automatically renew for successive terms of one year unless either party gives the other party ninety days written notice of his or its intent not to renew the contract prior to the end of the then current term. The current terms of the Employment Contracts for Messrs. Greslick, Wingard, Dell, and Breakey expire on December 31, 2018.

The Employment Contracts provide for a base salary to be established annually by the Board of Directors and for annual increases, stock, stock options/rights and bonuses as may from time to time be awarded by the Board of Directors. The Employment Contracts also provide certain fringe benefits, including a family country club membership for each of Messrs. Bower, Breakey, Greslick, Wingard and Dell (the “Senior Executives”), as well as an automobile for Messrs. Bower, Greslick and Dell. Each Employment Contract contains a covenant not to compete against the Corporation and the Bank, their parent, affiliates or subsidiaries during the term of employment and thereafter until the earlier of (i) the third anniversary of the executive’s termination of employment or (ii) the date of a change in control of the Corporation or the Bank. In addition, each Employment Contract contains a covenant to protect the Corporation’s and the Bank’s confidential information.

The Employment Contracts also provide for severance payments in the event a Senior Executive is terminated without cause, regardless of whether such termination is in connection with a change of control, or voluntarily terminates employment under certain specific circumstances following a change of control. Such circumstances include a reduction in title or responsibilities, assignment of duties or responsibilities inconsistent with current responsibilities, a reduction in salary or other benefits, and reassignment to a location greater than 25 miles from the current location. Following such a termination of employment, Messrs. Bower and Greslick will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary for the year in which his employment ends and Messrs. Breakey, Wingard and Dell will be entitled to receive a lump sum cash payment equal to 2.50 times his base salary for the year in which his employment ends. Additionally, Messrs. Bower and Greslick would be entitled to receive a payment in the amount of 2.99 times the average incentive bonus paid over the preceding three year period. Messrs. Breakey, Wingard and Dell will be entitled to receive a payment in the amount of 2.50 times the average incentive bonus paid over the preceding three year period. The potential payments that would have occurred assuming a change of control event at December 31, 2017 were $1,864,273 for Mr. Bower, $974,762 for Mr. Greslick, $727,226 for Mr. Breakey, $701,019 for Mr. Wingard, and $871,581 for Mr. Dell.

Cash and benefits paid to a Senior Executive under the Employment Contracts together with payments under other benefit plans following a change of control may constitute an “excess parachute” payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Corporation or the Bank. If amounts payable to the Senior Executive would be excess parachute payments, then the Senior Executive’s severance benefits will be reduced to that amount that would result in no portion being an excess parachute payment unless payment of the full severance amount would result in the executive receiving an amount equal to or greater than 110% of the reduced amount on an after-tax basis. The Employment Contracts do not provide for tax indemnity for any such potential excise taxes that may be due by the Senior Executives.

Impact of Accounting and Tax

The ECC and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

Section 162(m) of the Internal Revenue Code may limit our ability to deduct for U.S. federal income tax purposes compensation in excess of $1,000,000 paid to our CEO and other NEOs in any one fiscal year. While the ECC recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that the Corporation’s programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.

The ECC has considered the impact of the Financial Accounting Standards Board ASC Topic 718 (formerly known as FASB Statement 123R) on the Corporation’s equity incentives as a key retention tool.

Stock Ownership Policy

In 2014, the Board of Directors adopted Stock Ownership Guidelines for executive officers of the Corporation and CNB Bank and our regional bank presidents because it believes that it is important for the Corporation’s future success that senior management own and hold a minimum number of shares of common stock of the Corporation in order to further align their interests and actions with the interests of the Corporation’s shareholders. The Stock Ownership Guidelines require executive officers of the Corporation and CNB Bank and our regional bank presidents to own at all times during the period of their employment a number of shares of the Corporation’s common stock with a market value equal to 150% or more of the executive’s then-base salary. The Stock Ownership Guidelines provide that until a person subject to the Stock Ownership Guidelines achieves full compliance with such guidelines, the person may not dispose of any shares of restricted common stock that vest, other than for tax purposes. The Stock Ownership Guidelines are administered and enforced by the ECC, and compliance is monitored and reported to the ECC by the Corporation’s President & CEO.

In February 2017, the Board of Directors adopted a separate Stock Ownership Guideline for the President & CEO, which requires that Mr. Bower own a number of shares of the Corporation’s common stock with a market value equal to 300% or more of his then-base salary by February 2020. Until Mr. Bower achieves full compliance with this guideline, he may not dispose of any shares of restricted common stock that vest, other than for tax purposes.

Hedging Policy

In addition, all directors and employees of the Corporation are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in the market value of the Corporation’s securities, including hedging of the Corporation’s common stock. Effective August 11, 2015, the Corporation also prohibited any pledging of the Corporation’s securities in a margin account and restricted all other pledging of the Corporation’s securities by requiring directors and employees to obtain prior approval of the Senior Executive Vice President/Chief Operating Officer before entering into any such agreement. Corporation securities that were pledged as of August 11, 2015 as collateral for a loan are grandfathered and may continue to be pledged until released pursuant to the terms of relevant agreements.

Clawback/Recoupment Policy

In February 2017, the Board of Directors adopted an updated clawback policy on the recoupment of incentive compensation. The policy provides that the Executive Compensation Committee may, in its sole discretion, subject to the terms of the policy and to the extent legally permitted, require the return, repayment, or forfeiture of any annual or long-term incentive compensation payment or award made or granted to any current or former executive officer during the 3-year period preceding a triggering event. A triggering event is defined as restatement of previously reported financial statements due to the material noncompliance with any financial reporting requirement under the securities laws or misconduct by an executive officer.

Reducing the Possibility of Excess Risk-Taking

The ECC has determined that the risks arising from the compensation policies and practices for employees of the Corporation are not reasonably likely to have a material adverse effect on the Corporation as a whole.

The ECC noted several design features of the Corporation’s cash and stock-based incentive programs that reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, annual and long-term incentives.

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•	We include both absolute performance goals and relative performance goals in our annual bonus program in order to appropriately balance risk/reward when developing strategic goals.

•	Equity grants typically vest over a four-year period to encourage our NEOs to maintain a long-term perspective.

•	Our NEOs are subject to stock ownership guidelines which we believe align our NEOs’ interests with the interests of our shareholders.

•	We use restricted stock because restricted stock retains value even in a depressed market and NEOs will be less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	The ECC has downward discretion over incentive program payouts.

•	The annual bonus has a maximum payout level that is 40% of salary.

•	For compensation benchmarking purposes, we employ an appropriate peer group derived from a standardized process.

Compensation Committee Report

The ECC met with management to review and discuss the Compensation Discussion and Analysis disclosures in this Proxy Statement. Based on such review and discussion, the ECC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation’s Form 10-K for the 2017 fiscal year, and the Corporation’s Board of Directors has approved that recommendation.

Submitted by the Executive Compensation Committee:

Richard B. Seager, Chairperson    Peter F. Smith    Robert W. Montler     Deborah Dick Pontzer    Jeffrey S. Powell    Nicholas N. Scott

Summary Compensation Table

The following table shows, for the years 2017, 2016, and 2015, the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the principal executive officer, the principal financial officer and the next three highest paid executive officers.

Name and Principal Position	Year	Salary ($) (1)	Restricted Stock Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($) (5) (6)	Total ($)
Joseph B. Bower, Jr., President and Chief Executive Officer of CNB Financial Corp. and CNB Bank	2017 2016 2015	520,000 485,000 458,000	259,200 74,928 68,000	(7)	124,800 61,498 124,210	339,880 299,836 276,132	46,740 46,526 44,940	1,290,620 967,788 971,282
Brian W. Wingard Principal Financial Officer and Treasurer of CNB Financial Corp.; Executive Vice President and Chief Financial Officer of CNB Bank	2017 2016 2015	240,000 224,000 210,000	46,008 45,838 42,500		48,000 17,002 56,221	— — —	36,136 35,810 29,797	370,144 322,650 338,518
Richard L. Greslick, Jr. Secretary of CNB Financial Corp.; Senior Executive Vice President and Chief Operating Officer of CNB Bank	2017 2016 2015	260,000 243,000 221,000	50,000 45,838 42,500		78,000 49,037 70,985	44,430 33,802 25,804	44,951 44,729 40,982	477,381 416,406 401,271
Mark D. Breakey Senior Executive Vice President and Chief Credit Officer of CNB Bank	2017 2016 2015	235,000 224,000 211,000	46,008 45,838 42,500		65,800 32,722 69,149	134,676 132,457 105,844	39,280 39,033 34,764	520,764 474,050 463,257
Joseph E. Dell, Jr. Senior Executive Vice President and Chief Commercial Banking Officer of CNB Bank	2017 2016 2015	253,000 230,000 211,000	46,500 47,601 42,500		68,310 47,316 75,639	— — —	44,135 43,717 37,560	411,945 368,634 366,699

(1)	The amounts shown represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)	Reflects shares of restricted stock awarded under the 2009 Stock Incentive Plan valued at the dollar amount recognized for financial reporting purposes in accordance with ASC Topic 718. The shares of restricted stock that remain subject to forfeiture entitle the named executive officer to all of the rights of a shareholder generally, including the right to vote the shares and receive any dividends that may be paid thereon. The shares of restricted stock awarded vest equally over a four-year period. The shares continue to be subject to risk of forfeiture, which will lapse upon vesting. Accelerated vesting will occur and restrictions will lapse in the event that certain change in control events or normal retirements occur.
(3)	Amount represents cash payments made under the Corporation’s Non-equity Incentive Plan.
(4)	The Change in Pension Value reflects the change in value of the Corporation’s non-qualified supplemental executive retirement plan.
(5)	Amounts stated in this column for 2017 include:

	Profit Sharing Contribution ($)	401(k) Match Contribution ($)	Life Insurance Premiums ($)	Auto Benefits ($)	Club Dues ($)	Total ($)
Joseph B. Bower, Jr.,	24,340	10,800	1,299	6,635	3,666	46,740
Brian W. Wingard	24,340	10,800	261	—	735	36,136
Richard L. Greslick, Jr.	24,340	10,800	248	6,445	3,118	44,951
Mark D. Breakey	24,340	10,800	747	—	3,393	39,280
Joseph E. Dell, Jr.	24,340	10,800	929	8,066	—	44,135

(6)	It is the policy of the Corporation to pay dues to certain service and social organizations for the executive officers. The incremental cost of these dues were minimal and the aggregate amount of such compensation did not exceed $10,000 for any named executive officer for any of the years shown.
(7)	In 2017, Mr. Bower received performance based restricted stock awards. The amount reported for the value of the awards is based on the aggregate compensation cost to be recognized over the 3 year service period based on the most probable outcome. Using the most current performance data available, the amount reported above is also the value of the award at the grant date assuming the highest level of performance conditions that would be achieved.

Stock Incentive Plan

The CNB Financial Corporation 2009 Stock Incentive Plan (the “2009 Stock Incentive Plan”) was initially adopted by the Corporation’s Board of Directors and subsequently approved by the Corporation’s shareholders at its annual meeting held in 2009. Certain full or part-time employees of the Corporation, any parent, subsidiary or affiliate thereof, or persons who serve the Corporation or an affiliate as a director, are eligible to receive awards under the 2009 Stock Incentive Plan. Awards may be granted in the form of non-statutory stock options or restricted stock awards. The 2009 Stock Incentive Plan provides that the option exercise price for each share of common stock covered by a stock option will not be less than the fair market value of a share of common stock on the date the option is granted and that the term of the option may not exceed ten years from the grant date. For this purpose, fair market value is determined by reference to the closing price of the common stock on the date of grant or, if the grant date is not a trading day, the trading day immediately preceding the grant date.

Grants of Plan-Based Awards in 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (1)	Target ($) (2)	Maximum ($)	Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value ($) (3)
Joseph B. Bower, Jr.	2/14/17	N/A	52,000	208,000	—	—
Brian W. Wingard	2/14/17	N/A	24,000	96,000	1,775	46,008
Richard L. Greslick, Jr.	2/14/17	N/A	26,000	104,000	1,929	50,000
Mark D. Breakey	2/14/17	N/A	23,500	94,000	1,775	46,008
Joseph E. Dell, Jr.	2/14/17	N/A	25,300	101,200	1,794	46,500

(1)	There is no threshold or minimum payment under the 2017 NEO Plan.
(2)	Target determined by multiplying 2017 base salary by 10%.
(3)	Fair value of the stock award computed in accordance with ASC Topic 718.

Restricted stock awards will become vested over a four year period pursuant to the terms of the applicable restricted stock award agreement. During 2017, the ECC approved additional restricted stock grants to certain named executive officers to encourage sustained long-term growth. These awards are reflected above in the Grants of Plan-Based Awards in 2017 table.

Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Time-Based (#) (2)	Threshold (#)	Target (#)	Maximum (#)
Joseph B. Bower, Jr.	2/14/17	2,891	2,653	5,306	7,959
Brian W. Wingard	N/A	—	—	—	—
Richard L. Greslick, Jr.	N/A	—	—	—	—
Mark D. Breakey	N/A	—	—	—	—
Joseph E. Dell, Jr.	N/A	—	—	—	—

(1)	For further information surrounding these equity incentive plan awards, see the “long-term incentive” section of the Compensation Discussion & Analysis.
(2)	Time-Based awards vest ratably over a 3 year period.

Outstanding Equity Awards at 2017 Fiscal Year-End

Name	Number of Time-Based Shares That Have Not Vested		Market Value of Shares That Have Not Vested ($) (1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units, or Other Rights that have not vested (#)		Equity Incentive Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested ($) (1)
Joseph B. Bower, Jr.	875 2,000 3,188 2,891	(2) (3) (4) (6)	22,960 52,480 83,653 75,860	— — — 5,306	(7)	— — — 139,229
Brian W. Wingard	400 1,250 1,950 1,775	(2) (3) (4) (5)	10,496 32,800 51,168 46,576	— — — —		— — — —
Richard L. Greslick, Jr.	438 1,250 1,950 1,929	(2) (3) (4) (5)	11,493 32,800 51,168 50,617	— — — —		— — — —
Mark D. Breakey	425 1,250 1,950 1,775	(2) (3) (4) (5)	11,152 32,800 51,168 46,576	— — — —		— — — —
Joseph E. Dell, Jr.	400 1,250 2,025 1,794	(2) (3) (4) (5)	10,496 32,800 53,136 47,075	— — — —		— — — —

(1)	The amount shown represents the number of awards that have not vested multiplied by the closing price of the Corporation’s common stock on December 31, 2017, which was $26.24.
(2)	Stock awards vest 25% on each anniversary of the grant date, which was February 11, 2014.
(3)	Stock awards vest 25% on each anniversary of the grant date, which was February 10, 2015.
(4)	Stock awards vest 25% on each anniversary of the grant date, which was February 9, 2016.
(5)	Stock awards vest 25% annually on January 31 following the grant date, which was February 14, 2017.
(6)	Stock awards vest 33% annually on January 31 following the grant date, which was February 14, 2017.
(7)	The number of shares reported represents the target number of performance shares awarded on February 14, 2017, as disclosed in the table following the caption “Grants of Plan-Based Awards in 2017.

The following table sets forth information concerning the vesting in 2017 of time-based restricted stock awards granted to the named executive officers.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Joseph B. Bower, Jr.	3,737	92,034
Brian W. Wingard	2,050	50,463
Richard L. Greslick, Jr.	2,113	52,020
Mark D. Breakey	2,100	51,699
Joseph E. Dell, Jr.	1,700	41,798

(1)	Value realized calculated by multiplying the number of shares vesting by the closing price of the Corporation’s common stock on the applicable vesting dates.

Pension Benefits
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)
Joseph B. Bower, Jr.	Supplemental Executive Retirement Plan (1)	20	1,957,150
Brian W. Wingard		N/A	—
Richard L. Greslick, Jr.	Supplemental Executive Retirement Plan (1)	19	136,583
Mark D. Breakey	Supplemental Executive Retirement Plan (1)	26	781,555
Joseph E. Dell, Jr.		N/A	—

(1)	The Supplemental Executive Retirement Plan is described below. This plan is offset by tax-free earnings from Bank owned life insurance.

Retirement Plan

The Corporation maintains the “CNB Bank Employee’s Savings and Profit Sharing Plan and Trust” (referred to herein as the “Plan”). The Plan permits eligible employees to make pre-tax contributions up to 70% of salary. Employees 21 years of age or over with a minimum of one year full time service are eligible for matching contributions by the Corporation at 100% of elective contributions not to exceed 3% of plan salary plus 50% of elective contributions that exceed 3% of plan salary but do not exceed 5% of plan salary. A profit sharing non-contributory pension plan component is in place for employees 21 years of age or over with a minimum of one year full time service and allows employer contributions of 6% based on current year’s compensation plus 5.7% of the compensation for all employees in excess of $127,200, subject to a $270,000 salary limit. The Corporation’s total contributions to the Plan for all employees were approximately $802,000 for the 401(k) savings plan component and $1,755,000 for the profit sharing non-contributory pension plan component.

Supplemental Executive Retirement Plan

The Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans. Because of these limitations and in order to provide certain executives with adequate retirement income, the Bank has entered into supplemental retirement agreements (also called “salary continuation plan agreements” or “SERP”) which provide retirement benefits to the named executives in the manner discussed below.

The Bank has entered into agreements with Messrs. Bower, Greslick and Breakey to provide each executive with an annual supplemental retirement benefit at age 65 equal to a percentage of the executive’s final average compensation (i.e., average annual base salary for prior three years plus average annual bonus for prior five years) paid for twenty years reduced, as applicable, by amounts attributable to Social Security, the annual benefit that could be provided by contributions by the Corporation and Bank (other than the executive’s elective deferrals) to the CNB Bank Employee’s Savings and Profit Sharing Plan and Trust and the earnings on those amounts, calculated on an actuarial equivalent basis. The annual supplemental retirement benefit percentage at age 65 is 75% for Messrs. Bower and Greslick and 65% for Mr. Breakey.

Reduced amounts will be payable under each SERP in the event the NEO takes early retirement after age 55. Reduced amounts will also be paid in twenty equal annual installments to a designated beneficiary if the executive dies or becomes disabled prior to the commencement of benefits and any unpaid installments will be paid to such beneficiary if the executive dies after the commencement of benefits.

The SERP is considered an unfunded plan for tax purposes and a “top hat” plan for purposes of ERISA. All obligations arising under the SERP are payable from the general assets of the Bank.

The SERP also provides for termination and change of control benefits with such benefits payable over a twenty year period. If a termination or change of control would have occurred at December 31, 2017, the following aggregate amounts would have been paid: Mr. Bower – change in control $5,013,899, termination - $0; Mr. Greslick – change of control - $1,902,908, termination - $0; and Mr. Breakey – change of control $1,238,024, termination - $1,131,894.

Executive Deferred Compensation Plan

We have established a deferred compensation plan for executive officers. Annually, executive officers can defer up to 75% of their base compensation and 100% of all bonuses. If 100% of incentive compensation is deferred, the executive is responsible for payment of applicable payroll taxes. All deferred compensation is a general liability of the Bank. Any appreciation or depreciation in each participant’s account value will reflect the performance of the underlying investments. Deferred compensation will serve as a funding source for a Rabbi trust. Investments are expected to closely match the appreciated or depreciated liability. Distributions are received in lump sum or annuity upon normal retirement, death, or disability. Any variance will be adjusted by an expense or gain to the Bank. The plan provides tax advantages to the participants and participation in the plan further aligns the interests of participants with those of our shareholders. Accounting treatment for this plan is subject to the Accounting Standards Codification Topic 718.

Nonqualified Deferred Compensation

The following table includes information about the activity in, amounts earned, and balances of each named executive officer’s account under the CNB Financial Corporation Executive Deferred Compensation Plan.

	Executive	Corporation	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in 2017 ($)(1)	in 2017 ($)	in 2017 ($)	Distributions ($)	December 31, 2017 ($)
Joseph B. Bower, Jr.	62,400	—	15,559	—	205,131
Brian W. Wingard	—	—	—	—	—
Richard L. Greslick, Jr.	23,104	—	2,380	—	59,557
Mark D. Breakey	30,219	—	16,488	—	114,795
Joseph E. Dell, Jr.	—	—	—	—	—

(1)	Executive contributions are included in the applicable amounts within the salary column of the Summary Compensation Table.

Termination and Change in Control Benefits

As discussed under “Employment Contracts” and “Supplemental Executive Retirement Plan”, above, the Corporation provides additional benefits to certain named executive officers in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. We have summarized and quantified the estimated payments under the agreements, assuming a termination event occurred on December 31, 2017, below.

	Joseph B. Bower, Jr.	Brian W. Wingard	Richard L. Greslick, Jr.	Mark D. Breakey	Joseph E. Dell, Jr.
Death, Retirement or Disability
Restricted Stock Vesting	291,951	141,040	146,078	141,696	143,507
Discharge Without Cause – No Change in Control
Lump Sum Cash Payment	1,864,273	701,019	974,762	727,226	871,581
SERP Payment	—	—	—	1,131,894	—
Increased SERP Benefit	—	—	—	350,339	—
Discharge Without Cause – Change in Control-Related
Lump Sum Cash Payment	1,864,273	701,019	974,762	727,226	871,581
SERP Payment	—	—	—	1,131,894	—
Increased SERP Benefit	3,056,749	—	1,766,325	456,469	—

Executive Compensation Committee Interlocks and Insider Participation

The members of the ECC are Messrs. Seager (Chairperson), Montler, Pontzer, Powell, Scott, and Smith. No person who served as a member of the ECC during 2017 was a current or former officer or employee of the Corporation or any of its subsidiaries or, except as disclosed below, engaged in certain transactions with the Corporation required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2017, which generally means that no executive officer of the Corporation served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the ECC of the Corporation.

CERTAIN TRANSACTIONS

Directors and officers of the Corporation and certain business organizations and individuals associated with them have been customers of and have had normal banking transactions with CNB Bank. All such transactions have been in the ordinary course of business, on terms substantially equivalent, including interest rates and collateral, to those which prevailed at the time in comparable transactions with persons not related to the Corporation or the Bank and do not involve more than the normal risk of collectability or present other unfavorable features.

Code of Ethics

The Board of Directors of the Corporation has approved a Code of Ethics for Officers and Directors. The Code of Ethics can be found at the Bank’s website, www.cnbbank.bank.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to the Corporation’s Code of Conduct, directors, officers, agents, attorneys and immediate family members of such persons and business entities in which such persons have, directly or indirectly, a majority or controlling interest should at all times be free of any conflicting interests when acting on behalf of the Corporation or any of its affiliates.

The Code of Conduct specifies that loan transactions involving such persons will be governed by regulatory rules and regulations restricting rates and terms, the Corporation’s general lending policies and the Corporation’s insider loans policy and such loans must be approved by an authorized lending officer other than the person in question.

The Code of Conduct further requires that all potential conflict of interest situations be reported. Any person who wishes to obtain approval of a particular action, or waiver of any requirements of the Code of Conduct in any particular situation, must apply for approval or waiver by disclosing all relevant facts and circumstances to the approving authority. For directors, the Corporation’s Board of Directors may grant approval or waivers. For officers, the executive officer responsible for the department to which the officer is assigned may grant approval or waivers and for all others, the Corporation’s Chairperson or President may grant such approval or waivers. Persons subject to the Code of Conduct and wishing to engage in a purchase, lease or sale of any assets or services from or to the Corporation or any of its affiliates, other than in the ordinary course of business, must disclose the facts to the Corporation’s Board of Directors, which shall then determine whether to approve such transaction.

STOCK OWNERSHIP

Stock Owned by Management and Directors

The following table presents information known to us regarding the beneficial ownership of our common stock as of the record date of February 27, 2018 by each of our directors and named executive officers and by all of our directors, named executive officers and other executive officers as a group. All information as to beneficial ownership has been provided to us by the directors, named executive officers and other executive officers, and unless otherwise indicated, each of the directors, named executive officers and other executive officers has sole voting and investment power over all of the shares they beneficially own.

Name	Shares Beneficially Owned (1)		Percentage of Shares Outstanding (5)
Dennis L. Merrey	54,787	(2)	*
Joseph B. Bower, Jr.	37,790	(2) (3)	*
	253,065	(4)	1.7%
Joseph E. Dell, Jr.	9,729		*
Robert W. Montler	52,495		*
Joel E. Peterson	9,751		*
Deborah Dick Pontzer	23,523		*
Jeffrey S. Powell	195,351	(2)	1.3%
James B. Ryan	75,000		*
Richard B. Seager	11,332		*
Peter F. Smith	77,098	(2)	*
Francis X. Straub, III	6,090		*
Mark D. Breakey	30,581		*
Richard L. Greslick, Jr.	16,137		*
Nick Scott, Jr.	9,195		*
Peter C. Varischetti	3,482
Brian W. Wingard	11,528		*
Directors and Executive Officers as Group (19 persons) (6)	639,575		4.2%

(1)	Information furnished by directors and executive officers.
(2)	Includes joint ownership with relatives as to which the director or officer has joint voting or investment powers.
(3)	Includes shares through a trust or pension plan agreement.
(4)	Includes shared voting rights for shares indirectly held in trust for the CNB Bank Employee Savings and Profit Sharing Plan and Trust.
(5)	* represents less than 1%.
(6)	Excludes shares indirectly held in trust for the CNB Bank Employee Savings and Profit Sharing Plan and Trust

Stock Owned by 5% Shareholders

As of the February 27, 2018 record date, there are no shareholders who are known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s outstanding common stock.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Joseph B. Bower, Jr., our Chief Executive Officer and President (our “CEO”). For 2017, our last completed fiscal year, the median of the annual total compensation of all of the Corporation’s employees was $41,012, and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement and adjusted for the value of non-discriminatory health insurance benefits, was $1,305,049. As a result, our CEO’s annual total compensation was 32 times that of the median of the annual total compensation of all employees.

To identify the median of the annual total compensation for all of the Corporation’s employees, as well as to determine the annual total compensation of our median employee and CEO, we took the following steps:

1.	We determined that, as of November 30, 2017, our employee population consisted of 528 individuals with all of these individuals located in the United States (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2018 (our “Annual Report”)). This population consisted of our full-time, part-time, and temporary employees.

a.	We selected November 30, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

2.	To identify the “median employee” from our employee population, we compared the salary amount of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017.

3.	We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. Since all of our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the median employee.

4.	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $35,863. The difference between such employee’s salary and the employee’s annual total compensation represents the estimated value of such employee’s health care benefits (estimated for the employee and such employee’s eligible dependents at $5,149).

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this proxy statement and incorporated by reference under Item 11 of Part III of our Annual Report, then added the value of non-discriminatory health insurance benefits.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under SEC rules, the Corporation’s directors, executive officers and beneficial owners of more than 10% of the Corporation’s equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Corporation believes that during fiscal 2017, such SEC filing requirements were satisfied.

SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

The Board of Directors will consider shareholder proposals for the year 2019 annual meeting of shareholders. Any shareholder wishing to make a proposal to be considered for inclusion in the Proxy Statement for that meeting should forward a written copy of such proposal to Joseph B. Bower, Jr., President, CNB Financial Corporation, P.O. Box 42, Clearfield, PA 16830 by certified mail, return receipt requested, no later than November 12, 2018. Any shareholder who intends to propose any other matter to be acted upon at the 2019 annual meeting of shareholders (but not include such proposal in the Proxy Statement) must inform the Corporation no later than January 31, 2019.

By Order of the Board of Directors,

Richard L. Greslick, Jr., Secretary

Clearfield, Pennsylvania
March 13, 2018

PROXY

CNB Financial Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 17, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Ms. Kylie Graham and Ms. Alyssa Lumadue, and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) of CNB Financial Corporation (the “Company”) in such manner as they, or any of them, may determine on any matters which may properly come before the Annual Meeting or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting will be held at the Main Office of CNB Bank, One South Second Street, Clearfield, PA 16830 on April 17, 2018, 2:00 P.M. Eastern Time, and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR ANY NOMINEE IT WILL BE VOTED “FOR” ALL NOMINEES UNDER PROPOSAL 1 AND WILL BE VOTED “FOR” PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

(Continued, and to be marked, dated and signed, on the other side)

▲FOLD AND DETACH HERE AND READ THE REVERSE SIDE▲

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held April 17, 2018.

The Proxy Statement and our 2017 Annual Report to Shareholders

are available at: http://www.viewproxy.com/CNBFinancial/2018

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

Proposal 1. Election of Directors

	FOR	AGAINST	ABSTAIN
01 Joseph B. Bower, Jr.	☐	☐	☐
02 Robert W. Montler	☐	☐	☐
03 Joel E. Peterson	☐	☐	☐
04 Richard B. Seager	☐	☐	☐

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

CONTROL NUMBER

Please mark your votes like this	☒

Proposal 2.	Approval, on a non-binding advisory basis, of the compensation program for our named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 3.	Ratification of appointment of independent registered public accounting firm, Crowe Horwath, LLP for the year ending December 31, 2018.

☐ FOR	☐ AGAINST	☐ ABSTAIN

To transact other business as may properly come before the meeting or any adjournment or postponement thereof.

WILL ATTEND THE MEETING ☐

Date:	, 2018

Signature

Signature

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE▲

As a shareholder of CNB Financial Corporation you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 16, 2018.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/CCNE	TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616	MAIL Vote Your Proxy by Mail:

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY